Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-4 and related Prospectus of Acuity Brands Lighting, Inc., Acuity Brands, Inc. and ABL IP Holding LLC for the registration and offer to exchange $350 million of 6.00% Senior Notes due 2019 and the guarantees thereof of our report dated October 29, 2009 (except for the retrospective adjustment as discussed in section “Pronouncements Retrospectively Adopted” of Note 3 and section “Earnings Per Share” of Note 6, and Note 16 related to the supplemental guarantor condensed consolidating financial statements, as to which the date is June 30, 2010) with respect to the consolidated financial statements and schedule of Acuity Brands, Inc. and of our report dated October 29, 2009 with respect to the effectiveness of internal control over financial reporting of Acuity Brands, Inc. included in the Current Report on Form 8-K dated June 30, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 30, 2010

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